CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of:
(i)	our report dated June 21, 2012, relating to the financial statements and financial highlights which appears in the April 30, 2012 Annual Report to Shareholders of Invesco Leisure Fund, one of the funds constituting AIM Sector Funds (Invesco Sector Funds), which are also incorporated by reference into the Registration Statement;

(ii)	our report dated December 21, 2012, relating to the financial statements and financial highlights which appears in the October 31, 2012 Annual Report to Shareholders of Invesco Constellation Fund, one of the funds constituting AIM Equity Funds (Invesco Equity Funds), which are also incorporated by reference into the Registration Statement;

(iii)	our report dated October 23, 2012, relating to the financial statements and financial highlights which appears in the August 31, 2012 Annual Report to Shareholders of Invesco American Franchise Fund (formerly known as Invesco Van Kampen American Franchise Fund), one of the funds constituting AIM Counselor Series Trust (Invesco Counselor Series Trust), which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” in the statement of additional information with respect to Invesco Leisure Fund, Invesco Constellation Fund and Invesco American Franchise Fund which are incorporated by reference into the Registration Statement.
/s/PricewaterhouseCoopers LLP
Houston, Texas
January 10, 2013